EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                         CELSION (DELAWARE) CORPORATION

      (Compiled and reflecting all amendments through February 17, 2004*)

         The undersigned, a natural person of legal age, for the purpose of organizing a corporation pursuant to the General Corporation Law of the State of Delaware, hereby certifies that:

         FIRST:  The name of the Corporation is

                         CELSION (DELAWARE) CORPORATION

         SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901, and the name of the registered agent at said address is United Corporate Services, Inc.

         THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred million one hundred thousand (200,100,000) shares, consisting of (i) two hundred million (200,000,000) shares of Common Stock, par value $0.01 per share ("Common Stock"), and (ii) one hundred thousand (100,000) shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series.

         The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of the Preferred Stock into Common Stock in accordance with any terms governing such conversion established by the Board of Directors under applicable law.

         The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, by resolution to provide for the issuance of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and


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* Last Amendment made effective November 11, 2002. Filed with the Securities and
Exchange Commission on February 17, 2004.

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relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but shall not be limited to, determination of the following:

         (a) The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any series then outstanding) and the distinctive designation of that series;

         (b) Whether a dividend shall be payable on any series, and, if so, the dividend rate on the shares in that series, whether dividends shall be in cash or in kind, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

         (f) Whether that series shall have a sinking fund or sinking funds for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund or funds;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment with respect to shares of that series; and

         (h) Any other relative rights, preferences and limitations of that series.

         No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to this Article FOURTH.

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         FIFTH:  The name and address of the incorporator are as follows:

                     NAME                      ADDRESS
                     ----                      -------

                     Michael Barr              10 Bank Street
                                               White Plains, NY 10606

         SIXTH:  The Corporation is to have perpetual existence.

         SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the indebtedness held by such creditors or class of creditors, and/or three-fourths of the shares held by the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on the Corporation.

         EIGHTH:

         (a) The management of the business and conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The Board of Directors shall be classified and divided into three classes, designated as Class I, Class II and Class III. The terms of office of the initial Class I directors shall expire at the first annual meeting of the stockholders of the Corporation after the election of such initial Class I directors, the terms of office of the initial Class II directors shall expire at the second annual meeting of the stockholders of the Corporation after the election of such initial Class II directors and the terms of office of the initial Class III directors shall expire at the third annual meeting after the election of such initial Class III directors. At each annual meeting following such classification and division of the members of the Board of Directors, a number of directors equal to the number of directorships in the class the term of which expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of the stockholders of the Corporation. Each director shall hold office for the class term for which he is elected and until his or her successor shall be elected and qualified, or until his or her earlier resignation, removal or death. Any director may be removed for cause (but not without cause) from office at any time by the

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vote or written consent of the stockholders. In case of any increase or decrease, from time to time, in the number of directors constituting the whole Board of Directors, the number of directors in each class shall be determined by action of the Board of Directors. A director elected by the remainder of the Board of Directors to fill a vacancy shall hold office for the remaining term of the predecessor director and until his or her successor is elected and has qualified, or until his or her earlier resignation, removal or death.

         (b) The Board of Directors shall have the power without the assent or vote of the stockholders:

                  (1) To make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

                  (2) To determine from time to time whether, and at what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

         (c) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, of this Certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been made.

         NINTH:

         (a) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, and, in accordance therewith, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         (b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor or subsidiary of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor or subsidiary of the Corporation.

         (c) Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH with respect to any matter occurring,

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or any action or proceeding accruing or arising or that, but for this Article
NINTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

         TENTH: From time to time any of the provisions of the Corporation's Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted as prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

         IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this 17th day of May, 2000.

                                                    /s/ Michael Barr
                                                    Incorporator



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